FY 2009 Q4 Earnings Release Conference Call Transcript
June 24, 2009

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to Nike's fiscal 2009 fourth-quarter conference call. For those who need to reference today's press release, you will find it at www.nikebiz.com.

Leading today's call is Pamela Catlett, Vice President, Investor Relations. Before I turn the call over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of features and at-once orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, most of Nike Retail, NIKE Golf, Cole Haan, Converse, Hurley and Umbro are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations are found at Nike's website. This call might also include discussion of nonpublic financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now I would like to turn the call over to Pamela Catlett, Vice President, Investor Relations.

Pamela Catlett:

Thank you. And thank you everyone for joining us today to discuss Nike's fiscal 2009 fourth quarter and year-end results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and on our website nikebiz.com.

Joining us on today's call will be NIKE, Inc.'s Chief Executive Officer, Mark Parker, followed by Charlie Denson, President of the NIKE Brand. And finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results.

Following their prepared remarks we will take your questions. And I will now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker:

Thanks, Pam, and good afternoon everybody. Actually before I get going I just want to knowledge that this is Pam Catlett's 40th earnings call with Nike. And I want to congratulate Pam, on that milestone and all the great work that she has done for Nike over the years. So cheers to Pam.

Okay, back to the call here. It is no surprise that fiscal year '09 was a tough one for the global economy. Looking back at the past 12 months one of the most important challenges we faced was defining what success means for both the near and long-term. For many companies success was defined as simply surviving. As we have said in the past, we intend to do more than just survive. We plan to emerge from this downturn competitively stronger.

To do that we focus on the things that keep us healthy and opportunistic. Specifically, we build even stronger relationships with our consumers. We maintain the integrity of our brands. We strengthened our operational capability. And we deliver appropriate financial performance, while positioning Nike for sustainable, profitable growth over the long term. These are the commitments that allowed us to deliver a remarkable performance, given the current environment.

Q4 revenues were steady on a constant dollar basis, and we significantly outperformed our key competitors and gained share in most major markets. In fiscal '09 revenues are $19.2 billion. And we delivered comparable EPS growth of 10% thanks to industry-leading product, strong cost management and benefits from our tax planning initiatives.

I am particularly pleased by our strong working capital management, which was a key driver in delivering over $1.2 billion of free cash flow from operations. And we did this all while consumers and many companies adopted a conservative wait and see attitude. But Nike has never been a wait and see company. We worked quickly and effectively to mitigate global economic pressures through strict SG&A discipline.

Over the past nine months we restructured the Company to move into our next phase of growth. That included laying off over 1,750 friends and teammates around the world. We did it for all the right reasons, to build a leaner and stronger company, reduce costs, and better leverage our resources against our greatest growth opportunities. I wish I could say that made it easier for everybody; it didn't.

We continue to do the hard work inside Nike, making the tough calls on resources, taking action on operating expenses, and that is delivering good results.

Still, we are an externally focused company. There are really two big questions that we have to address. Big question number one is, where is the consumer going to land in this new economy and what does it mean for Nike?

Though we all know that the challenging economic environment has affected consumer confidence and consumption, I believe their heightened sense of caution is likely to continue for the foreseeable future. But that said, I believe markets will not be driven by the frugal consumer, but by the focused consumer.

Consumers continue to look for what they have always valued, focusing on brands and products that they know deliver authenticity, performance and innovation. That is a great opportunity for Nike as it plays right into our core strengths. It is also the reason for our strong performance and share growth over this past year.

Is there room for a premium product in today's economy? Absolutely. And we will continue to deliver high-end, high-performance concepts, like the Mercurial Boot, the Air Jordan '09, Pro Combat apparel, the Air Max +9, and the LunarGlide.

But innovation does not stop at the $100 plus price point. We are busy creating sharper and more compelling products up and down the price ladder, and that is especially appropriate for the times we are in. Just because a consumer has to choose doesn't mean they have to sacrifice. This is part of the complete offense approach you have heard me talk about for many years. I think it is especially relevant and strategically important right now.

We are also being much more surgical and opportunistic in how we reach consumers with our products and brands. The deeper we drill, the more we can grow markets and take share. That means reaching out to consumers through their sport of choice, where they live, by product type, by channel, by season, by price, and ultimately right down to the individual item.

There are multiple points of contact and relevance between Nike and our consumers, and we are leveraging all of those interactions in innovative ways. This is also part of our complete offense, product creation, deep consumer connections and marketplace management all driven by our fixation on innovation. It is the same approach we're taking throughout our portfolio of brands.

On the year, our subsidiary brands contributed $2.5 billion in revenue. Converse and Hurley continue to outperform the market, picking up share and building brand strength. Cole Haan and NIKE Golf continue to innovate as they manage through the tough environment, while effectively managing inventory. With our first year of Umbro in the books, I look for this great brand to continue gaining momentum as we head to the World Cup in South Africa.

Just one more word about Converse, which continues to be a real standout performer within the portfolio. Brand strength for Converse is at an all-time high, and that strength is translating well in markets around the world. Moreover, I recently reviewed the product in the pipeline for Converse, and I have to tell you it is incredibly strong and diverse. I think it is the most commercially potent product we have ever created.

I said up top that there were two big questions. The big question number two is, what is the outlook for fiscal 2010? Nike continues to be a growth company. And while we see glimmers of economic recovery, we still have a challenging road ahead. Some economists are already calling the bottom and others see a more fragile environment. Even if the worst is behind us, we are taking an approach that is both prudent and opportunistic. Healthy and smart is the way forward.

We are targeting modest growth. And we will continue to take a conservative position on inventory purchases, generally buying to futures orders.

We also expect some continued headwinds against gross margins, mostly due to currency fluctuations. We will obviously leverage every opportunity to offset margin pressures over the year ahead. That said, we will continue to explore opportunities to invest in the short-term and in long-term growth.

As for the larger economy there are many ways to describe the recovery underway. Some experts suggest that a V-shaped recovery, characterized by a quick drop and rebound, which now seems unlikely. Others predicted a more prolonged U-shaped recovery.

I prefer the way the business media are describing a third option, a quick drop followed by a measured, yet consistent recovery. They call it the Swoosh Recovery, because it mimics the shape of our logo. I am going to go with that one.

With that, I want to thank you and introduce Charlie Denson.

Charlie Denson:

Thanks, Mark. Good afternoon everyone. Okay, for Q4 and for the year the NIKE brand delivered a solid performance in some pretty choppy waters. Here is how that translates into the numbers.

On the year the NIKE brand generated record revenue, up 4% to nearly $17 billion, with constant dollar revenue growth in every region except EMEA, which was flat. Footwear generated revenue of $10 billion, and apparel came in at $5 billion. We finished the year with inventories in pretty good shape, down 3% year-on-year.

So a good, solid performance, thanks in part to the fact that we are having one of the greatest years in sports that we have seen in some time. You know, if you remember back this time last year, Tiger Woods won the 18 hole playoff at the U.S. Open on a torn ACL.

And that was just the beginning. We had the Beijing Olympics. We dominated the college sports landscape here in the US. Cristiano Ronaldo won FIFA player of the year. LeBron won MVP. And Roger Federer won his 14th major, and maybe his 15th coming up at Wimbledon. That would break Pete Sampras' record.

Kobe won his fourth ring. And on Monday two great performances by Lucas Glover and David Duval at the U.S. Open. It has been a phenomenal run that shows no sign of letting up. And with sports viewership at an all-time high, it's all good for Nike.

What is not so good for Nike, or anybody else for that matter, is the current economy. One of the most important things that we need to do in times like these is stay healthy and be ready. We have to be organized to be opportunistic; and we are. We are closer to the market at every turn, design, marketing, and operations. As tough as the restructuring was, it actually accelerates every part of how we go to market.

Our category offense is delivering new insights every day. And that continues to feed the product creation process. When you look at Flywire technology, or the Hyperdunk, or the new Nike Trainer 1, these are all direct results of our connections to consumers. It is how we bring new ideas to market and make existing products that much better.

On the year our key performance in lifestyle categories have performed well around the world. Global running and Nike sportswear both delivered high single-digit growth. Basketball experienced double-digit growth on the strength of the Jordan brand, which had a very strong year.

Action sports, our newest key category, had significant double-digit growth. Men's training was down slightly, but had some solid product concepts in the pipeline that we will see this next year. And women's training had its biggest quarter ever in Q4, and we are focused on building that momentum.

Finally, in football it was flat against the Euro Champ of a year ago. And continues to gain share in key markets as we move into World Cup in South Africa next summer.

On balance we are pretty encouraged by this performance, but we are not satisfied. As Mark said, we are innovating up and down the price spectrum. And there is an appetite for premium products. The number one selling shoe on NIKE.com is the Air Max + at $160. I think it proves that when we do innovate, even in this environment, consumers do respond.

And we will continue to push the edge on innovation. That is something we will always do. We are looking at new material concepts and upward constructions, new digital capabilities to expand what we started with Nike+, and some very cool things in the space around customization. There is lots to look forward to in footwear.

On the apparel side of the business we are seeing a deeper impact from the macroeconomic conditions. That said, performance apparel like Pro Combat continues to deliver solid results. And over the last year we have been aggressive about translating our performance values into the lifestyle space.

Relevant and innovative product resonates with consumers, even in tough economic times. When you look at the Victory Jacket, for example, you see how successful it can be when we get it right. It is premium, it is performance-based design, and we can leverage that across multiple categories. That is where we are headed in apparel.

Along with product creation comes marketplace management. And we look at that through two lenses, geographical focus and the consumer experience. A big part of the restructuring will allow us to focus more completely on key markets, specifically the US, China, Japan and the UK. They represent over 60% of our global business and will play leading roles as we emerge from the current set of economic conditions.

The US and Western Europe are going to continue to be challenging in fiscal 2010, but we do see opportunity to gain more share going forward. In China we are anniversaring some great numbers post-Beijing. That said, the appetite for Nike products and athletes continues to grow. The brand is known, and more importantly, understood among the 500 million Chinese consumers under the age of 25. That is 1 billion feet we are going after just as fast as we can, with Kobe, LeBron and Chris Paul all planning visits back to China this summer.

We are looking for China and the emerging markets to be the first out of the gate in the recovery period. And we are staying focused on a strong brand and a healthy marketplace.

As for the consumer experience, we remain committed to becoming a better retailer and a better wholesaler. It is also true that the algorithm at the point-of-sale is changing. We have seen some established retailers slip off the map this year, so we continued to take a measured approach to retail development.

Our focus is on two things, bringing our category offense to life at retail, and enabling relationships and transactions online. You know, consumers in 26 countries can now customize Nike products through NIKEiD. This kind of personal and relevant experience will also impact how we leverage our brand and products in store.

I hope it is clear that we are not taking our eyes off the horizon. It will help us leverage the recovery when it does come, and it will. But we know we also have to be aggressive in the short term. We are leveraging every line plan, every product and every sales call to grab share and to grow our base. Everybody took a hit in the economy, but we stand with our brands and our inventories in very good shape.

We are not being driven into heavy discounting. We don't need to throw any Hail Mary passes, but we won't sit on our lead either. In short, stay close to the consumer, create innovative product, and drive premium experiences into the global marketplace. That is what our growth strategy is. It is pretty simple really. Our job is to do that better than anyone else, and we are.

Here is Don to take you through the financials.

Don Blair:

Thanks, Charlie. We are all very familiar with the unprecedented challenges faced by our industry and all others in the global economy. Today's results illustrate both our commitment and our ability to proactively manage our business and our financial performance to create long-term shareholder value, even under extraordinarily difficult conditions.

In fiscal 2009 we made adjustments to our business to minimize brand risk, maximize liquidity and offset a significant portion of the impact of the economy on our P&L.

In addition, we made some difficult decisions, including restructuring our organization and our supplier base to improve our economics and position ourselves for the future. As a result, we believe our operational capabilities and our balance sheet are the strongest in the industry and the strongest they have ever been.

With that context let's take a look at our fourth-quarter and fiscal '09 results. Excluding FX, fourth-quarter revenues were in-line with last year. On a reported basis revenues declined 7% to $4.7 billion. As you recall, we reported double-digit revenue growth in last year's fourth quarter as our business surged in advance of the European Championships and the Olympics. For the year revenues this year grew 4% on a currency neutral basis and grew 3% to $19.2 billion as reported.

Excluding currency changes, NIKE brand revenues also grew 4%, while revenues for our other businesses, including Cole Haan, Converse, Hurley, NIKE Golf and Umbro grew 1%.

Futures orders for NIKE brand footwear and apparel scheduled for delivery from June through November 2009 declined 5% on a currency neutral basis. Futures were lower in comparison to strong orders last year, but also reflect the impact of a significantly more difficult consumer environment. On a real dollar basis futures declined 12%.

Diluted earnings per share for the quarter declined 29% to $0.70, including $195 million pretax restructuring charge that reduced earnings per share by $0.29. This charge consisted primarily of severance cost incurred to streamline our management structure and reduce our workforce.

Excluding the current year restructuring charge, and a prior-year gain associated with the sale of Bauer Hockey, diluted earnings per share would have increased 5% to $0.99.

For the year diluted EPS declined 19% to $3.03. Excluding the impairment and restructuring charges in fiscal '09, as well as gains on the sale of Bauer and Starter, as well as a one-time tax benefit, all in fiscal '08, diluted earnings per share would have increased 10% to $3.81.

Gross margin for the quarter declined 240 basis points to 43.4%, bringing full year gross margin to 44.9%, 10 basis points below the prior year.

From the beginning of the fiscal year we benefited from price increases implemented in fiscal 2008, initiatives to reduce product costs, and a tighter supply chain. Our currency hedging program also generated net benefits over the first three quarters of the year, giving us time to make adjustments in our financial model. But as the year progressed the impact of macroeconomic headwinds on gross margin intensified.

Higher product input costs began to flow into our P&L in Q2, while currency turned from a gross margin tailwind to a modest headwind in the fourth quarter. In the second-half of the year we also took steps to aggressively reduce inventories, both through owned factory stores and wholesale partners. These actions to maintain the long-term strength of our brands reduced both inventories and gross margins.

SG&A in the fourth quarter was down 17% versus the prior year. Excluding the impact of currency changes, SG&A fell 11%, including a 25% reduction in demand creation and a 1% reduction in operating overhead.

For the year SG&A increased 3%. Excluding currency changes, overall SG&A grew 5% versus the prior year, as demand creation grew 3% and operating overhead increased 6% due mostly to investments in owned retail.

Net interest expense in the fourth quarter was $3 million versus $11 million in interest income last year. For the year net interest income was $10 million, compared to $77 million last year. The change for the fourth quarter and full fiscal year were due primarily to lower interest rates on investments.

Other income for Q4 was comprised largely of gains on currency hedges. We estimate the combination of translation of foreign currency denominated profits from our international businesses, combined with the foreign currency gains included in other income, increased year-over-year pretax income by about $4 million in the fourth quarter, and $124 million for the full fiscal year.

Our effective tax rate for the year was 24%, an improvement of 80 basis points versus last year. The improvement in the effective tax rate reflects the impact of the Umbro impairment and the continued benefits from our businesses outside the United States, as our tax rates for earnings from these operations are generally lower than the US statutory rate.

I am particularly proud of the way that we have managed our balance sheet in these challenging times. In fiscal '09 we delivered over $1.2 billion of free cash flow from operations, below last year's record performance, but remarkable in this environment. As a result, on May 31 our cash and short-term investments totaled $3.5 billion or about $7 a share. Subtract our outstanding debt and we still had over $5 of cash on the balance sheet per each Nike share. As always, the key to those strong cash flows was working capital management.

Accounts receivable at the end of the year were 3% higher than the prior year. Although this represents a higher DSO than last year, in light of the difficult economic environment we managed these balances very tightly through strict enforcement of payment terms and proactive collections.

Inventory at the end of the quarter was 3% lower than last year. As we have discussed earlier, we have taken a cautious approach to planning revenues and buying inventory to maintain a tight supply chain and maintain the long-term health of our brands.

In addition, we have used our network of factory stores, as well as some of our retail partners, to clear inventories on a timely basis. While this can have a short-term negative impact on gross margins, we are very pleased with the overall position of our brands in the marketplace.

Now let's take a look at results in our operating units. As you know, our organizational restructuring involved changes to our geographic business units. On today's call we will be discussing our results on the old regional structure, and we will file our 10-K on the same basis. In September we will make the transition from the old structure and report our Q1 results in a new format.

Revenues in the US region were down 2% for the fourth quarter, but grew 2% for the full year. Excellent performance under difficult conditions. For the year sales to seven of our top 10 accounts increased. And revenues at Nike-owned retail stores grew 6%, reflecting growth for factory outlet stores and online.

For the quarter comp store sales for in-line stores declined 29%, driven largely by lower traffic. With limited promotional activity relative to the rest of the retail marketplace, and locations in high tourist areas, our in-line destination stores continue to be particularly hard hit.

US footwear grew 2% in the fourth quarter and 5% for the full year, as the NIKE brand continues to significantly outperform the competition. Much of the growth was driven by the resurgent basketball category, including the Jordan brand. Over the last 12 months NIKE and Jordan brand footwear together have gained over 2 points of market share in the US. Converse's share also grew.

US apparel revenues declined 15% in Q4, and were down 5% due primarily to lower sales in sportswear and kids. Approximately half of the revenue decline for the year resulted from the decision to reduce sales to the value channel and refocus the product line on brand-enhancing styles at higher price points. While we are not satisfied with lower apparel revenues, our marketshare remained essentially flat year-over-year, our inventories are down significantly, and we're building the foundation for a larger, more profitable business going forward.

Pretax income in the US declined 5% for the fourth quarter and the full year, as the impact of higher revenues was more than offset by lower gross margins at wholesale and retail and investments in retail store overhead.

In Europe fourth-quarter revenues declined 19%, with 16 points of the decline due to currency changes. Excluding the currency impact, footwear revenues grew 4%, but apparel revenues fell 14% versus a strong fourth quarter last year, which benefited from the European Championships.

For the year reported revenues declined 2%, as revenues were flat on a currency neutral basis. Excluding the currency impact, full year footwear revenues increased 4% and apparel declined 4%.

In Western Europe revenues grew in Germany and the northern European countries, partially offset by declines in Italy, France and Spain. Revenues were flat in the UK. Across the five biggest markets in Europe we increased marketshare for both footwear and apparel in a contracting market. The rapidly emerging markets in the region, Russia, Turkey and South Africa, grew 14% for the year.

Pretax income for Europe was down 3% in Q4 due to lower sales volume, but was up 3% for the full year due to higher margins and lower SG&A spending. Reported fourth-quarter revenues for Asia were flat, but grew 3% excluding currency changes.

Revenues for the full year increased 15%, including 3 points of growth from currency. On a currency neutral basis for Q4 and the full year, revenues for every product type grew, as did most countries in the region.

For the year revenues in China grew 22%. As expected, in Q4 growth slowed to 6% on top of over 60% growth in the fourth quarter of fiscal 2008. We expect generally weaker year-over-year revenue comparisons in China for the first-half of fiscal 2010, as we anniversary very strong 2008 numbers fueled by rapid store growth and the Olympics.

On a currency neutral basis revenues in Japan were down 3% for Q4, but flat for the fiscal year. While the remaining markets in the Asia region posted 9% growth for the year, driven by double-digit growth in Korea.

For the quarter pretax income for Asia grew 41% due mostly to lower SG&A spending. Pretax income for the year grew 23%, driven by higher revenues and gross margins as well as SG&A leverage.

The Americas region delivered very strong results in fiscal '09, despite weaker currencies in the region. Reported fourth-quarter revenues were down 3%, but actually grew 20% excluding currency. For the full year reported revenues grew 10%, but advanced 19% currency neutral.

Excluding currency effects, fourth-quarter footwear revenue grew 30% and apparel grew 3%. Both product type grew double digits for the full year, as all of the countries in the region posted higher revenues. Pretax income increased 15% for the quarter and 13% for the full year, driven largely by revenue growth and SG&A leverage.

For the businesses reported as Other fourth-quarter revenues were $702 million, down 5% versus the prior year due to currency changes. For the full year the Other businesses reported a 1% decline in revenues and a pretax loss of $197 million, driven primarily by the impairment charge at Umbro.

The continuing businesses in the group, Converse, Cole Haan, Hurley and NIKE Golf, grew revenues back 5% for the year, while pretax income fell 28%, driven by extremely challenging markets for both NIKE Golf and Cole Haan.

The strongest performer in the Other portfolio continues to be Converse, where full year revenues grew 26% to $915 million. Since the majority of Converse's business is licensed or sold through distributors, that figure significantly understates the size of the business. On a wholesale equivalent basis the Converse brands represents over $2 billion of revenue worldwide.

On a much smaller scale, Hurley also delivered a record year as revenues grew 19% to over $200 million. Both Congress and Hurley also delivered double-digit growth in pretax income for the year. These results were offset by lower revenues at both Cole Haan and NIKE Golf, which declined 5% and 11%, respectively. Both Cole Haan and NIKE Golf posted pretax losses for the year.

In fiscal '09 Umbro performed in line with our expectations, despite challenging economic conditions in the UK and worldwide. Reported revenues for the year were $174 million, reflecting wholesale equivalent revenues of about $600 million worldwide. Excluding the impairment charge, Umbro was $0.09 dilutive for the year.

There is always a certain degree of uncertainty in a dynamic global business like ours. We are very proud of our track record of delivering consistent results by staying focused on our business strategies and remaining nimble as we implement them.

That said, I think we would all agree there is a somewhat higher than usual level of uncertainty as we enter fiscal 2010. While I cannot tell you what will happen, I can tell you what we expect, and the framework we will use to make decisions along the way.

In his opening remarks, Mark said we are committed to maintaining the integrity of our brands. That means we will continue to take a cautious view of the overall market and buy inventory tightly as we work with our retailers to keep inventories healthy.

We are planning revenue for fiscal 2010 to be flat to slightly down on a currency neutral basis. Based on the futures we have in hand, we expect lower revenues in the first-half of the year, particularly in the first quarter as we anniversary stronger performance in fiscal 2009. We are working hard now to return to top-line growth in the second-half of the fiscal year, as markets begin to stabilize, we continue to outperform the market, and our comparisons get a bit easier. Consistent with futures, reported revenues would be lower than constant currency revenues at current exchange rates.

We also intend to strengthen our operational capabilities. The backbone of our business is our supply chain. As we discussed on our last call, we have been working to strengthen our supply chain by consolidating our supplier base and accelerating product cost reduction initiatives. We are making good progress there and expect to deliver benefits in FY '10.

However, we also expect significant FX headwinds as our currency hedges turnover and we feel the lag effect of last year's dollar appreciation. As a result, we expect fiscal 2010 gross margins may be about 1 point below FY '09, with the most difficult comparisons in the first quarter.

Our relationships with our consumers are at the core of our business success, and more important than ever in tough times. One way we will work to strengthen those connections is by continuing to invest in our brands. For the year we are planning flat year-over-year demand creation, with spending weighted toward the back half of the year as we build toward next June's World Cup in South Africa.

Finally, Mark noted that we intend to deliver appropriate financial performance, while positioning ourselves for sustainable profitable growth over the long term. Our recent organizational restructuring was guided by those principles. We believe that the changes we have made will streamline our organization to sharpen our focus on key markets and key performance and lifestyle categories, to deepen our connection to consumers around the world, and to reduce costs.

We expect a low to mid single-digit percentage reduction in operating overhead for the year, with the savings weighted toward the first-half.

We anticipate that Other income should decline, given foreign-exchange headwinds. And that our effective tax rate will be approximately 25.5%.

Finally, we are projecting continued strong cash flow generation in FY '10, driven by ongoing focus on working capital management and CapEx roughly in line with FY '09 levels. As we have seen greater stability in the market, we also intend to resume share repurchases under our existing authorizations.

We remain committed to delivering appropriate near-term performance, while working to extend our market leadership position. By leveraging the strength of our brands and maintaining financial discipline, we believe we can emerge a larger, more profitable and ultimately stronger company.

While we can't predict the future, we can assure you that Nike will remain adaptive in this challenging environment, while also staying agile and aggressive in pursuing upside opportunities as they arise.

We are now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Omar Saad, Credit Suisse Group.

<Q – Omar Saad>:  I wanted to follow up on the sourcing -- the restructuring in your sourcing business and the consolidation there with your partners. Can you go in a little bit more detail and give us some color around where you are starting from, where you're going to? Is it just on the footwear side or is it across all the categories?

How many partners do you have and how many can you get it down to? And is there a real scale opportunity at some of these -- that some of these operators can drive higher volumes through their existing capacity?

<A – Mark Parker>:  We have been pursuing consolidation over a period of time in both footwear and apparel. On the footwear side we have significantly fewer factories and partners, at this point probably in the high 30s, and that will be moving down more towards 30.

So that consolidation really is around our strongest and most innovative, most efficient partners. We think that both on the footwear and apparel side the impact of this is that we not only maintain capacity and give ourselves the opportunity for future expansion, as needed, but also are able to leverage both economies of scale as well as technological improvements, things like lean manufacturing, for example.

On the apparel side we have quite a few more factories in the low hundreds for the main factory partners. There is going to be obviously some more significant changes in that structure. But the net of both of these is that we really are consolidating with our strongest and most innovative partners.

<Q – Omar Saad>:  Then a follow-up question on profitability, if it is okay. I noticed in the quarter, great profitability. Regionally the EMEA, Asia Pacific, America's, kind of the pretax margin -- segment margins in those business is way up. Whereas the US lagged a little bit there kind of year-over-year.

What is the dynamic going on there? And how should we think about that going forward as you think about allocating your resources and investments and spending around the different regions?

<A – Charlie Denson>: This is Charlie. I think when you think about it overall the US has always been a little bit more of -- I'll use the term tightly wound marketplace. We have a little bit more price elasticity in some of the international markets, and I think you saw some of that coming through on a management basis as you saw the results for Q4.

I think as we go forward we still believe that the US offers us a market that we can grow in. We're going to continue to focus on the US as a growth market, as well as the international markets and the emerging markets, specifically in the short term. As you think about over the next 12 to 18 months, China and some of the emerging markets, South America continues to perform well, where we are still building out some of our business infrastructure.

I think that is where you are -- that explains some of that. Western Europe will continue to be one of the most challenging markets. Both economically and from a consumer standpoint you are seeing some dramatically high unemployment numbers coming out of Western Europe. I think that will always be an indicator for us as we move into this next 12 to 18 month period.

<A – Mark Parker>: One other thing to bear in mind though, the fourth quarter also reflected a fairly significant year-on-year change in demand creation spend related to the European Championships and the Olympics. And that was much more of a spike in the international markets in 2008. So Charlie's points around the business, right on. The other impact in the fourth quarter really is a timing issue in the spending and demand creation.

Operator: Kate McShane, Citigroup.

<Q – Kate McShane>: With inventories down 3% this quarter, and I know you spent some time explaining how you're able to move some of that inventory, should we expect to see further inventory declines as we go into the fiscal '10?

<A – Mark Parker>: We are always working to tighten the supply chain, and this is something that is a long-term initiative. It has been going on for about a decade as we have been really overhauling supply-chain systems. So this is really an approach that we are taking that is very much in keeping with the way we have always managed the business.

We feel really good about where inventory levels are around the world at this point. I think there is still some opportunities for efficiency, but we are going to keep those inventories lean based upon market conditions.

<A – Charlie Denson>: This is Charlie. I just had one other point to that one. In the sense that our priority is to maintain a healthy brand and a healthy marketplace. And I think we have been pretty consistent over the years in managing our ability to do that. I think it is one of our core competencies, both as a brand and as a company.

I feel really good about where we are at right now. And we are in great shape to deal with whatever comes at us in the future. A healthy brand and a healthy marketplace is a big growth opportunity for us as we watch the competitive landscape as well.

<Q – Kate McShane>: If I could just follow on to that very quickly in regards to China. I think you did mention in your last call that was one of the areas where you had seen more of a significant inventory build, just post the Olympics. Was that inventory work through more through factory outlets that have been opening in China or more through markdowns?

<A – Mark Parker>: Actually it was worked through with our retail partners in China, some through a factory outlet type format. We are increasing our owned format, or our own factory store owned format, in China as we go forward.

As you think about the growth of the China business, I think it is more than doubled over the last two years. And our ability to continue to set that market up to be healthy and continue to achieve a healthy growth rate, the factory outlet store program will become a bigger part of that over the next several quarters.

Operator: Bob Drbul, Barclays Capital.

<Q – Bob Drbul>: Mark, I just have a question for you and then a second follow-up which is, I guess, on this Swoosh-based recovery that you're talking about, where do you think we are near the bottom of the Swoosh from that perspective?

<A – Mark Parker>: I think we are certainly on that longer road up. You know, that longer road up recovery that -- so I would say I'm not going to pinpoint exactly where on that spectrum we are, but I think we have sort of turned the corner in the sense that we are moving slowly back to where I think we need to be. But this is going to take a while. Let's not -- let's be real.

I think for the economy to really swing around and even approach levels pre sort of recession, it is going to take a while. I'm not going to pinpoint, or attempt to pinpoint exactly when and where. But I think we are on the upswing, but it is going to take a while.

<Q – Bob Drbul>: I guess, just sort of following up on that, when you look at the futures orders that you reported today, are there any sequential trends to call out overall or by regions?

<A – Mark Parker>: We had some within the first-half, and certainly in the second-half we have some upside opportunities that we will be aggressively going after. I said in my comment that we want to achieve a balance of being prudent and then opportunistic at the same time. So we will work that balance as best we can.

But, yes, we have the ability now to be a lot more surgical about where we go after growth, as I have said, by country, by category, by product type, by price point, by channel. And we are using that competency, which I think has never been higher than it is today at Nike, to our full advantage. So we are as aggressive as I think we need to be or should be in this environment.

We see some good upside opportunities at the country -- certain countries and certain categories that really stand out. Again, we are going to be working those as best we can, but being responsible and obviously very appreciative of where the economic environment is.

<A – Don Blair>: Just to address the math, as you know, the futures that we released today basically cover the first two quarters of the fiscal year. They definitely are stronger in the back half of that window than in the front half. Certainly in the second-half of our fiscal year, which would be the first-half of calendar 2010, our comparisons are going to get somewhat easier. So that is obviously one of the elements of the math that people should bear in mind.

<Q – Bob Drbul>: Great, thank you.

<A – Mark Parker>: I will add too that I think we are -- you know, we are bullish about our ability to continue to gain share, even as we head through this first-half of this next year. And certainly through recovery, we are better positioned, we think, than anybody in this industry. And very bullish on the products we have in the pipeline and the ability to take advantage of that in terms of growing our share position around the world.

<Q – Bob Drbul>: Thank you. Good luck.

Operator: Robbie Ohmes, Banc of America - Merrill Lynch.

<Q – Robbie Ohmes>: A couple of quick follow-ups. The first was just on Bob's question on futures, can you tell us what the ASP trends in US footwear look like in the futures orders?

Then the other question I had, I think for you Don, is on the gross margin expectation of being down around 100 basis points. How much of that -- is that all FX or can you walk through how much of that is related to expected -- I don't know if it would be called promotional activity or further inventory clearance or input costs, just a sense of how we should think about that on the gross margin side? Thanks.

<A – Don Blair>: Sure. The ASPs in the futures for US footwear is still going up. With respect to the gross margin, the majority of that year-on-year decline is FX driven. We do expect to see some benefit from lower oil prices, and a little bit of easing with some of the input costs, as well as some of our product cost initiatives. There are going to be, we think, some headwinds, but not to the degree that we saw in fiscal '09. But the major driver of the year-on-year erosion is FX.

<A – Mark Parker>: Just to add to it. There's a big question around consumer appetite for premium product. And I think if you look at our performance over the last year, and even through our futures period going into fiscal '10, we don't see that appetite diminishing. If anything, we have seen steady increases on the premium side, particularly over the $120 price point.

So we -- again, we feel bullish about consumer appetite for the product at the higher end of the spectrum that is right and relevant.

<Q – Robbie Ohmes>: Mark, are you seeing -- if you look at every channel of distribution in the US, are you seeing say the highest price points of your products say within the moderate channel outperforming the lower-priced?

<A – Charlie Denson>: This is Charlie. I will jump in on that. I would say, no, in regards to where we are seeing the channel performance. To Mark's point, where we've got premium product in the marketplace, which is obviously in the specialty and sporting goods channels, it continues to perform extremely well. And we are seeing very a responsive marketplace with regards to the futures orders in that area as well.

<Q – Robbie Ohmes>: That is very helpful.

<A – Charlie Denson>: If the question is, are we seeing more of the moderate price point channels driving most of the numbers, not true.

<Q – Robbie Ohmes>: If you just looked at the moderate channel though would the higher price points that you guys offer in that channel be outperforming the mid-price within the moderate channel?

<A – Charlie Denson>: I don't have that granularity in front of me.

<A – Pamela Catlett>: That is a little deep.

<A – Charlie Denson>: That is a follow-up question potentially for Ms. Catlett.

<Q – Robbie Ohmes>: Thanks a lot, Charlie.

Operator: Chris Svezia, Susquehanna International Group.

<Q – Chris Svezia>: I guess just on the apparel business in the US, I was just wondering maybe you can just talk about being down 15%. And you mentioned obviously making a strategic decision to pullout of some of the value channel. I am just wondering how we should be looking at that business as we move into 2010?

You have made some nice advancements on the technical side. You are working on the sportswear side of the business. I am just wondering if you had some color about what is working, what is not, and how we should look at this business as we move forward?

<A – Charlie Denson>: Actually, you have mentioned exactly the way you should be looking at it in a sense that we have talked about this in prior calls, about repositioning the brand and the product line from a distribution standpoint. I think you are seeing some of the results of that in the numbers, coupled with the fact that apparel was a harder hit sector than the footwear business was. And we have seen that not only across our business, but I think across that entire sector. You are seeing the apparel folks probably dealing with little bit bigger impact under these current economic conditions.

But I think the other thing that you need to watch as far as the future and what we are doing, is that premium position product how well it is performing. And I think we will continue to talk about that in the upcoming calls in the upcoming quarters.

But just to be clear, we are staying focused on performance product. We believe that is the sharp point. And we are very pleased, and I am very excited and I am really looking forward to this fall and into holiday as we really focus on performance apparel here in the US. We've got some great things in the works. Pro Combat is something we have talked about and alluded to a little bit and we are going to bring that to the forefront.

Then you're going to see us take and leverage the lifestyle -- the key lifestyle silhouettes against all of the categories in a much more efficient and focused way as we go into spring and all the way into World Cup. So those are the things that I would ask you to watch for, and those are the things we will be talking about in the coming months.

<Q – Chris Svezia>: Thanks, Charlie. I appreciate that. Just on when -- Don, when you talk about the demand creation spending being flat this year, and then you talk about the corporate overhead piece being down, I think, low to mid single digits for the year, I assume that is on a reported basis, not in constant currency.

I guess the second piece to this, how much, when you look at the operating overhead piece in terms of the reduction, is related at all to the reduction in the overall staffing being down 5% in terms of the overall employment at Nike? How much of that is just related to some of the nearer-term cost efficiencies in the business, and how much of that is just the variability in the business?

<A – Don Blair>: First of all, what I am talking about is dollar equivalent. Obviously, that depends on the reported currencies being broadly consistent. Most of the currency reductions happened sort of beginning of '09. So we are talking about dollars, and I was referring to real dollars, but that is assuming a relatively stable currency environment. So that is your first question.

With respect to the driver, certainly the restructuring of the organization was a key driver. There is a number of cost areas that we are working in, including procurement and just making sure that we are very focused on everything we spend. So this is not just about the organization, but we do believe that a lot of this is structural. That we were very focused on the long term here and setting ourselves up for the future, not short-term economies that go away later.

<Q – Chris Svezia>: All right. Thank you very much.

Operator: Sam Poser, Sterne Agee.

<Q – Sam Poser>: I just wanted to know, what do you -- how do you see the retail inventory levels other than China right now? How do they look to you?

<A – Charlie Denson>: This is Charlie. We're pretty comfortable right now. I think one of the things that we have alluded to in the past has been a buildup in apparel. And the apparel numbers have come down quite a bit over the last couple of months.

So I think from an overall standpoint, Western Europe, United States being the two biggest ones, we feel very good about where we are at. I said that in my compared comments as well. Our ability to manage our brand in the marketplace is one of our core competencies. And I think in times like this we have gone to it and relied heavily on it. I feel really good about our inventory levels out at retail pretty much around the world.

<Q – Sam Poser>: I have got two real quick questions. When do you think -- as you see right now, when do you see the FX headwind unwinding? Just to confirm, I think the question was just asked, the SG&A spend in 2010, you are saying is going to be flat in dollars, based on currency staying where it is?

<A – Mark Parker>: Yes. The currency guard rails we give people, and this is approximate, is that the lag is anywhere from 9 to 18 months. 12 months is a reasonable approximation from when you would expect to see spot rates start to flow through the P&L.

So if you look at what happened with say the euro as one of the benchmark currencies, I think we were above $1.50 in our first quarter fiscal '09 and we finished the year at about 1.30. We are going to expect to see that reflection over a 9 to 18 month period, and 12 months is a reasonable approximation.

<Q – Sam Poser>: Thank you very much.

<A – Pamela Catlett>: Operator, we will have time for one more question.

Operator: Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>: I just had two quick follow-ups. First, on the apparel business can you give us any sense of how much of the decline that you are seeing right now relates to the repositioning out of some of the value distribution? And when do you anniversary that change and maybe see a less pressure on the category?

<A – Charlie Denson>: I think Don referenced that earlier in the sense that we think about 50% of the decline right now is attributed to some of the re-profiling and repositioning of year-on-year business.

We would continue to expect to see some of that, certainly through the next six months. And then I think as we get into spring we will start to anniversary some of the -- some of that repositioning. But what consequence the economic conditions have, we are not calling that shot right now.

<Q – Michelle Tan>: Understood. In terms of the current -- the inventory number, just any kind of sense of the impact of currency on the inventory on the balance sheet?

<A – Don Blair>: On a constant currency basis inventory was up about 2% in constant dollars. But one of the things we have learned is with the currency volatility that is not a great barometer. Probably a better barometer is units of inventory. And for the NIKE brand units were down 10% at the balance sheet date.

<Q – Michelle Tan>: That is very helpful. Thanks and good luck.

<A – Pamela Catlett>: Thank you everyone. And thanks for your time. We'll speak with you soon.

Operator: This concludes the teleconference. You may disconnect your lines. Thank you for your participation.